Exhibit 10.5

Change in Control Policy

Change in Control Policy

Ferguson Enterprises Inc. (including all of its subsidiaries worldwide, the Company) may from time to time consider the possibility of an acquisition by another company or other Change in Control transaction. The Company recognizes that such considerations can be a distraction to the Executive Officers (as defined below) of the Company and can cause these individuals to consider alternative employment opportunities.

The Committee has determined that it is in the best interests of the Company and its shareholders to incent these individuals to remain with the Company so that the Company will have the continued dedication and objectivity of such Executive Officers, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company.

Accordingly, the Committee believes that it is in the best interests of the Company and its shareholders to provide such Executive Officers with an incentive to continue their employment and to motivate such individuals to maximize the value of the Company upon a Change in Control for the benefit of its shareholders by providing them with certain benefits upon a Change in Control that provide them with enhanced financial security and incentive notwithstanding the possibility or occurrence of a Change in Control.

POLICY PRINCIPLES

A.	Definition Of Terms

The following terms referred to in this Policy shall have the following meanings:

Committee means the Compensation Committee of the Board of Directors of the Company (or a successor committee with the same or similar authority).

Cause has the same meaning as such term is defined in the respective Executive Officer’s Employment Agreement.

Change in Control means the occurrence of any of the following events:

(i)	A “Change in Control” as defined in Appendix A of the Ferguson Enterprises Inc. Performance Ordinary Share Plan 2019;

(ii)	A “Relevant Event” as defined in sub-paragraphs (a) through (c) of Section 8.1 (“Take-Over”) of the Ferguson Enterprises Inc. Long Term Incentive Plan 2019; or

(iii)	A “Change in Control” as defined in Section 2.8 of the Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan.

Change in Control Policy

Notwithstanding the foregoing, (a) if required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder), and (b) a transaction shall not constitute a Change in Control for the purposes of this definition if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction.

Code means the Internal Revenue Code of 1986, as amended.

Employment Agreement means the most-recent contract signed and entered into by the Company (or subsidiary) and the respective Executive Officer regarding the Executive Officer’s terms and conditions of employment.

Executive Officer means an individual who is designated by the Board of Directors as an executive officer of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act as of (a) the Company’s latest Annual Report on Form 10-K filed with the SEC and such Executive Officer remains employed by the Company as the effective date of a Change in Control, and/or (b) as the effective date of a Change in Control.

Good Reason1 has the same meaning as such term is defined in the Executive Officer’s Employment Agreement.2

Release means the contract, form or general release required by the respective Executive Officer’s Employment Agreement that serves as consent in writing to release of the legal liability of the Company.

[1]

For the avoidance of doubt, and notwithstanding any contrary provision, a Good Reason termination shall not have occurred under this Policy unless it also meets the requirements for a “Good Reason” termination under Section 409A of the Code and the Treasury Regulations thereunder.

[2]

In the event that an Executive Officer does not have Good Reason defined in their Employment Agreement, then the following Good Reason provision shall apply: “Good Reason” means the occurrence of one or more of the following, which is not cured within thirty (30) days of written notice thereof and which is asserted in writing by the Executive Officer within 90 days of the occurrence thereof: (a) the assignment to the Executive Officer of any duties inconsistent in any material adverse respect with the Executive Officer’s duties or responsibilities as contemplated in their Employment Agreement; (b) any reduction in the Executive Officer’s Base Salary; (c) any other action by the Company that results in material diminishment in the Executive Officer’s duties or responsibilities; provided that the Company shall not be deemed to have breached this provision due to any change in the number of positions reporting to the Executive Officer as a result of a reduction in force; (d) the Company’s failure to comply with any material provisions of the Executive Officer’s Employment Agreement; (e) any purported termination of the Executive Officer’s employment by the Company other than as permitted by the Executive Officer’s Employment Agreement; or (f) a change in the Executive Officer’s reporting relationship (as set forth in the Executive Officer’s Employment Agreement) that is not mutually-agreed upon by the parties.

Change in Control Policy

Policy Benefits means the benefits and payments in Sections C and D of the Policy.

Separation Benefits means the benefits and payments in Section C.

Target Level of Performance means the level or amount of vesting of a respective stock-based award that occurs pursuant to a stock award when the Company and/or individual meets target performance goals.

B.	Eligibility

This Policy shall be applicable to Executive Officers only.

C.	Separation Benefits Upon Involuntary Termination

If, in connection with a Change in Control, or within twenty-four (24) months following the effective date of a Change in Control, the Executive Officer’s employment with the Company (or its successor) is terminated by the Company (or the successor) without Cause or the Executive Officer terminates their employment with the Company (or the successor) for Good Reason, then as of the effective date of such employment termination (Termination Date) and subject to the conditions of this Policy, the Executive Officer will be entitled to the following benefits:

1.	Vesting Acceleration Upon Termination

The remaining unvested portion of any stock options, stock awards, restricted shares, or performance shares held by the Executive Officer shall accelerate and vest, without any pro-ration for time, as of the Termination Date. Any such awards with performance vesting conditions shall be deemed vested at the greater of: (i) Target Level of Performance, and (ii) actual performance achievement level as determined by the Company in good faith based on performance forecasts available as of the Termination Date.3

2.	Cash Severance

The Company will pay to the Executive Officer cash severance (the Severance Payment) in an amount equal to the sum of (a) plus (b), where:

“(a)” equals the Executive Officer’s Target Annual Bonus for the year in which the Termination Date occurs, prorated based on the number of days during the performance period that the Executive Officer was employed with the Company, divided by 365 days; and

[3]

For purposes of Section C(1) of this Policy, in the event that (i) actual performance achievement as of the Termination Date would not satisfy the requirements for Target Level of Performance, and (ii) an Executive Officer is prohibited by law from receiving payment in the form of shares in respect of the portion of the award that does not reflect actual performance (such number of shares, the “Excess Portion”), then such Executive Officer’s Excess Portion shall be settled in a lump sum cash payment in lieu of shares. The value of such cash payment shall equal the pre-tax value of the shares underlying the Excess Portion of the award, computed using the closing price of the Company’s stock on the Termination Date.

Change in Control Policy

“(b)” equals three (3) times (for the CEO) or two (2) times (for all other Executive Officers) the sum of:

(i)	the Executive Officer’s Base Salary, plus

(ii)

the Executive Officer’s Target Annual Bonus for the year in which the Termination Date occurs (or if no target has been set as of the Termination Date, then the target annual cash incentive amount for the prior year).

Subject to the conditions set forth in the Policy, such Severance Payment will be made in one lump sum as soon as reasonably practicable following the expiration of the revocation period of the Release, not later than March 15 after the year of termination. This Cash Severance benefit shall be in lieu of any comparable cash severance benefit (i.e., with regard to base salary and annual bonus) that otherwise may be provided in the Executive Officer’s Employment Agreement; provided that all other separation benefits as may be described in the Executive Officer’s Employment Agreement shall remain valid.

3.	Conditions to Payment of Benefits

Notwithstanding anything else to the contrary contained herein, no Executive Officer shall be entitled to payment of any benefits provided under this Section C or otherwise under this Policy unless and until the Company (or its successor) shall have received a Release in the time period set forth in the Employment Agreement and the Executive Officer has been in compliance and continues to be in compliance with all of the covenants contained in their respective Employment Agreement and the Release.

D.	Vesting Acceleration at Change in Control

In the event that the acquiring entity does not agree to assume the Company’s existing share plans following the Change in Control (or fully replace the remaining unvested portion of any stock options, stock awards, restricted shares, or performance shares held by the Executive Officer immediately prior to the effective date of the Change in Control with an equivalent or better share award), then the remaining unvested portion of any such stock options, stock awards, restricted shares, or performance shares held by the Executive Officer shall accelerate and vest, without any pro-ration for time, immediately prior to the effective date of the Change in Control. Any such awards with performance vesting conditions shall be deemed vested at the greater of: (i) Target Level of Performance, and (ii) actual performance achievement level as determined by the Company in good faith based on the performance forecasts available as of immediately prior to the effective date of the Change in Control.4 With respect to any replacement share awards that

[4]

For purposes of Section D of this Policy, in the event that (i) actual performance achievement as of immediately prior to the effective date of the Change in Control would not satisfy the requirements for Target Level of Performance and (ii) an Executive Officer is prohibited by law from receiving payment in the form of shares in respect of the Excess Portion, then such Executive Officer’s Excess Portion shall be settled in a lump sum cash payment in lieu of shares. The value of such cash payment shall equal to the pre-tax value of the shares underlying the Excess Portion of the award based on the closing price of the Company’s stock as of the day prior to the date of the Change in Control.

Change in Control Policy

have performance conditions, if the performance vesting targets for such replacement share awards are not substantially equivalent to the former performance vesting targets for the pre-Change in Control awards in terms of overall design, goals, characteristics, and attainability by the respective Executive Officer, then such replacement share awards shall be deemed to be not equivalent for purposes of this paragraph.

E.	Taxes

1.	General Withholding Tax Obligations

The Executive Officer shall be responsible for any income, excise or other taxes imposed on the Executive Officer under applicable law with respect to the benefits provided hereunder, including without limitation delivering to the Company (or its successor) any amounts necessary to timely satisfy any applicable withholding tax obligations. The Executive Officer’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit, and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

2.	Limitation on Payments

Upon a Change of Control, in the event that the Company’s legal counsel or accountants determine that any payment, benefit or transfer by the Company under this Policy or any other plan, agreement, or arrangement to or for the benefit of an Executive Officer (in the aggregate, the Total Payments) to be subject to the tax (Excise Tax) imposed by Code Section 4999 but for this Section E, then, notwithstanding any other provision of this Policy to the contrary, the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that the Executive Officer is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Executive Officer may receive without being subject to the Excise Tax, whichever of (a) or (b) results in the receipt by the Executive Officer of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

In the event that clause (b) results in a greater after-tax benefit to the Executive Officer, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order:

(i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio;

Change in Control Policy

(ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and

(iii) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

The Company shall direct its legal counsel or accountants to prepare the calculation described hereinabove, including the calculation regarding whether payments are owed under clause (a) or (b) above, upon the written request of the Executive Officer.

3.	Code Section 409A

It is the parties’ intent that this Policy and the benefits payable hereunder comply with or are exempt from the requirements of Code Section 409A and any final regulations and guidance promulgated thereunder (collectively, Section 409A) so that none of the Policy Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in this Policy (or other agreement or arrangement), if Executive Officer is a “specified employee” within the meaning of Section 409A at the time of Executive Officer’s “separation from service” (as defined in Section 409A) (other than due to death), and if the amounts payable to Executive Officer pursuant to this Policy, when considered together with other severance payments or Policy Benefits, if any, to which Executive Officer may be entitled under any other agreement or arrangement, would be considered deferred compensation under Section 409A (together, the Deferred Compensation Separation Benefits), then only that portion of the Deferred Compensation Separation Benefits which does not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive Officer’s separation from service date in accordance with the payment schedule that otherwise applies to each payment or benefit.

Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive Officer on or within the six (6) month period following Executive Officer’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the separation from service date. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule otherwise applicable to each payment or benefit. For these purposes, each severance payment provided for under this Policy is hereby designated as a separate payment and will not collectively be treated with any other payments as a single payment.

Notwithstanding anything herein to the contrary, if Executive Officer dies following his or her separation from service but prior to the six (6) month anniversary of his or her separation from service date, then any payments delayed in accordance with this Section will be payable in a

Change in Control Policy

lump sum as soon as administratively practicable after the date of Executive Officer’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. In addition, to the extent that the Release Period spans two calendar years, such Deferred Compensation Separation Benefits will not commence until the second calendar year regardless of whether the Executive Officer is a “specified employee” within the meaning of Section 409A.

For purposes of this Policy, Section 409A Limit will mean the lesser of two (2) times: (i) Executive Officer’s annualized compensation based upon the annual rate of pay paid to Executive Officer during the Company’s taxable year preceding the Company’s taxable year of Executive Officer’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive Officer’s separation from service occurs.

Notwithstanding anything to the contrary contained in this Policy, to the extent that any amendment to this Policy would constitute under Section 409A a delay or acceleration in payment of a Deferred Compensation Separation Benefit, or a change in the form of payment of a Deferred Compensation Separation Benefit, then such any amendment that effects a delay in a payment or a change in the form of payment must be done in a manner that complies with Section 409A(a)(4)(C) and any amendment that effects an acceleration of payment must be done in a manner that complies with Treas. Reg. §1.409A-3(j).

F.	Governing Law

This Policy shall be governed by the laws of the State of Delaware.

G.	Severability

By executing this Policy below, the Executive Officer agrees with the Company that each provision herein will be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses. The parties intend that the covenants will be construed as a series of separate covenants, one for each county, city, state, nation and other political subdivision of the territories in which the Company does business. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants (or any part thereof) deemed included in the covenants, then such unenforceable separate covenant (or such part) shall be deemed eliminated from this Policy for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by the court. The parties intend that the covenants be enforced to the maximum degree permitted by applicable law.

Change in Control Policy

H.	Death of Executive Officer

If an Executive Officer dies after becoming eligible for Policy Benefits and executing the Release but before full receipt of the Policy Benefits, then the Policy Benefits for which Executive Officer is eligible shall be paid to the Executive Officer’s estate. If an Executive Officer dies after becoming eligible for Policy Benefits but before executing the Release, then no Policy Benefits with respect to the Executive Officer are payable under this Policy unless the Executive Officer’s estate executes a release comparable to the Release for and on behalf of the estate of the Executive Officer.

I.	Offsets and Clawback

The Company may, in its discretion and to the extent permitted under applicable law and/or Code Section 409A, offset or clawback (pursuant to the circumstances set forth the Executive Officer’s Employment Agreement) against the Executive Officer’s benefits under this Policy the fair market value of unreturned property, and any outstanding loan, debt or other amount the Executive Officer owes to the Employer. The Company may recover any overpayment of benefits made to an Executive Officer or an Executive Officer’s estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the Executive Officer against any Policy benefits or other amount the Employer owes the Executive Officer or the Executive Officer’s estate.

J.	Administration

This Policy shall be administered by the Committee. The Committee shall have the absolute discretion and exclusive right to interpret, construe and administer the Policy in good faith and to make final determinations on all questions arising under the Policy, including but not limited to questions concerning eligibility for, the amount of and receipt of Policy benefits. All decisions of the Committee will be conclusive, final and binding upon the parties.

K.	Amendment or Termination of the Policy

The Company reserves the right to amend or terminate this Policy at any time in its sole discretion by action of the Committee until the occurrence of a Change in Control. Following a Change in Control, the Company may amend or terminate the Policy only upon the written approval by all of the Executive Officers who, financial or otherwise, may be negatively affected/impacted by such amendment or termination.

L.	General

Any successor to the Company (whether direct or indirect, and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the Company’s obligations under this Policy. An Executive Officer may not assign or transfer his or her rights under the Policy to any other person or entity. Notwithstanding the foregoing, the terms of the Policy and all rights of an Executive Officer hereunder will inure to the benefit of, and be enforceable by, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Change in Control Policy

APPLICATION OF THIS POLICY

Any conflict between this Policy and the laws of any country in which the Company operates shall be referred to the Chief Legal Officer.

The Committee authorizes the Chief Legal Officer (or delegate) to establish additional policies, procedures and guidelines to help implement this Policy.

GUIDANCE

For further guidance on any aspect of this Policy, please contact the Chief Legal Officer.

This Policy is owned and issued by Compensation Committee of the Board of Directors.

Effective: August 1, 2024

Issue Number: 1